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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the registration of common stock, preferred stock, depository shares, warrants, debt securities, units, guarantees, and Pass Through Certificates and to the incorporation by reference therein of our reports dated February 8, 2013 (except for Note 13, as to which the date is March 14, 2013), with respect to the consolidated financial statements of Hawaiian Holdings, Inc. included in the current Report (Form 8-K) of Hawaiian Holdings, Inc. dated March 14, 2013, and February 8, 2013 with respect to the effectiveness of internal control over financial reporting of Hawaiian Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, both filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of Hawaiian Holdings, Inc. listed in Item 15(a) of the Form 10-K. This schedule is the responsibility of Hawaiian Holdings, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 8, 2013, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Honolulu, Hawaii
April 5, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm